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                                                                    EXHIBIT 23.1

                                              CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 14, 1996 (except for Note 2, as to which the date is April 19, 1996) in the Registration Statement (Form S-3) and related Prospectus of Gulf South Medical Supply, Inc. for the registration of 3,210,483 shares of its common stock and to the incorporation by reference therein of our report dated February 14, 1996, with respect to the financial statement schedule of Gulf South Medical Supply, Inc. for the year ended December 31, 1995 included in the Annual Report (Form 10-K) for 1995 filed with the Securities and Exchange Commission.

                                            ERNST & YOUNG LLP

Jackson, Mississippi
April 29, 1996